Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

Vitex Announces $5.5 Million Rights Offering

Watertown, MA (March 9, 2005) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective therapeutics, today announced the filing of a registration statement for a proposed rights offering of its common stock with a maximum value of approximately $5.5 million through the distribution of subscription rights to all of its shareholders of record as of March 9. Under the terms of the rights offering, record date shareholders will receive 0.8 subscription rights for each share of common stock which they own as of the record date, thereby entitling them collectively to purchase up to a maximum of 27.5 million shares of Vitex stock. The exercise price will be $0.20 per share, the same pricing as in the $20 million private placement announced in December, which also included warrants and which is expected to close concurrently with the Company’s merger with Panacos Pharmaceuticals. The rights offering is also conditioned on the closing of the merger with Panacos Pharmaceuticals.

Ampersand Ventures, a Vitex shareholder, has agreed not to participate in the rights offering under the terms of its participation in the private placement. If all remaining shareholders of record were to exercise their rights, then rights to purchase approximately 36 million shares would be subscribed for. If over 27.5 million shares are subscribed for, subscriptions granted would be reduced on a pro rata basis so that the total number of shares issued and funds received do not exceed 27.5 million and $5.5 million, respectively. There will be no oversubscription rights and no transfer or sale of rights permitted in connection with this offering.

Mr. John Barr, President and CEO of Vitex stated, “The rights offering provides Vitex shareholders the opportunity to purchase shares at the same price as those in $20 million private placement led by Great Point Partners, LLC, excluding warrants. If the offering is fully subscribed, and before the exercise of the warrants issued in the private placement, Vitex shareholders will be able to maintain their relative ownership positions in the Company before and after the effects of the financing which is expected to close following the merger with Panacos Pharmaceuticals. The additional capital will be used to fund the operations of the combined Company.”

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

About Vitex

Vitex is developing the next generation of anti-infective products. The Company’s proprietary INACTINE™ technology is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: www.vitechnologies.com.

Vitex announced in June 2004 that it had entered into a merger agreement with privately-held Panacos Pharmaceuticals, a biotechnology company discovering and developing novel antiviral drugs for the treatment of HIV and other major human viral diseases. Terms of the merger, which is subject to the approval of the shareholders of Vitex and Panacos, are contained in the Joint Proxy Statement/ Prospectus dated February 14, 2005 and in the Form S-4 Registration Statement on file with the Securities and Exchange Commission. The merger is expected to close in March 2005.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the Company’s ability to execute plans to resume its clinical trial program for its lead product candidate, the INACTINE™ viral inactivation system for red blood cells, the Company’s closing of its planned merger with Panacos Pharmaceuticals, the execution of the Company’s financing plans, including the closing of its planned financing with Great Point Partners, anticipated future clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Vitex has filed a Registration Statement on Form S-4 in connection with the merger, and Vitex and Panacos have mailed a Joint Proxy Statement/Prospectus to their stockholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully. The Registration Statement and the Joint Proxy Statement/Prospectus contain important information about Vitex, Panacos, the merger and related matters. Investors and security holders can obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov, and by calling Vitex Investor Relations at 617-926-1551.

Vitex and Panacos, and their respective directors, executive officers and certain members of management and employees may be soliciting proxies from Vitex and Panacos stockholders in favor of the adoption of the merger agreement, the approval of the Great Point Partners financing and the approval of certain other transactions associated with the merger and the financing. A description of any interests that Vitex’s and Panacos’ directors and executive officers have in the merger is available in the Joint Proxy Statement/Prospectus.